As filed with the Securities and Exchange Commission on June 17, 2003.

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSI LOGIC CORPORATION

(Exact name of issuer as specified in its charter)

DELAWARE (State of Incorporation)	94-2712976 (I.R.S. Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of Principal Executive Offices)

LSI LOGIC CORPORATION
2003 Equity Incentive Plan
(Full title of the Plan)

David G. Pursel
Vice President, General Counsel & Corporate Secretary
LSI LOGIC CORPORATION
1621 Barber Lane, Milpitas, California 95035
(408) 433-8000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate	Amount of
to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee

Common Stock	11,000,000 shares	$6.99	$76,890,000	$6,221
Par Value $0.01 (3)

(1)	The registration statement shall also cover additional shares of registrant’s Common Stock that become issuable under the 2003 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) for the purpose of calculating the registration fee on the basis of $6.99 per share, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange, Inc. on June 13, 2003.

(3)	There are also being registered hereunder an equal number of Series A Preferred Share Purchase Rights, which are currently attached to and transferable only with the Common Stock registered hereunder.

Part II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 21, 2003, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 9, 2003, pursuant to Section 13 of the Exchange Act.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on August 29, 1989;

(d) The description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A/A filed on June 17, 2003; and

(e) The Company’s Current Reports on Form 8-K dated January 23, 2003, April 23, 2003 and May 13, 2003, pursuant to Section 13 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

               Not applicable.

Item 5. Interests of Named Experts and Counsel.

               Not applicable.

Item 6. Indemnification of Directors and Officers.

               Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Section 10 of the Certificate of Incorporation and Article VI of the Bylaws of the Company provide for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Company, as well as persons, who serve at the request of the Company as directors, officers, employees or agents of another enterprise. In addition, the Company has entered into indemnification agreements with its directors and officers pursuant to which the Company has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

               Not applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	Amended and Restated Preferred Shares Rights Agreement, dated November 20, 1998. (1)

4.2	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement between LSI Logic Corporation and Bank Boston, N.A., dated February 19, 1999. (2)

4.3	Amendment to Amended and Restated Preferred Shares Rights Agreement between LSI Logic Corporation and Bank Boston, N.A., dated August 16, 2001. (2)

4.5	2003 Equity Incentive Plan.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page 6).

(1)	Incorporated by reference to exhibits filed with the Company’s Form 8-A/A filed on December 8, 1998.
(2)	Incorporated by reference to exhibits filed with the Company’s Form 8-A/A filed on June 17, 2003.

Item 9. Undertakings.

          (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changed in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions describe in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 17th day of June, 2003.

LSI LOGIC CORPORATION

By:	/s/ Bryon Look Bryon Look Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wilfred J. Corrigan and Bryon Look, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	Wilfred J. Corrigan	Chairman, Chief Executive Officer and Director	June 17, 2003
(Principal Executive Officer)
Wilfred J. Corrigan

/s/	Bryon Look	Executive Vice President and Chief	June 17, 2003
Financial Officer (Principal Financial
	Bryon Look	Officer and Principal Accounting Officer)

/s/	T.Z. Chu	Director	June 17, 2003

T.Z. Chu

/s/	Malcolm R. Currie	Director	June 17, 2003

Malcolm R. Currie

/s/	James H. Keyes	Director	June 17, 2003

James H. Keyes

/s/	R. Douglas Norby	Director	June 17, 2003

R. Douglas Norby

/s/	Matthew J. O’Rourke	Director	June 17, 2003

Matthew J. O’Rourke

/s/	Gregorio Reyes	Director	June 17, 2003

Gregorio Reyes

/s/	Larry W. Sonsini	Director	June 17, 2003

Larry W. Sonsini

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated November 20, 1998. (1)

4.2	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement between LSI Logic Corporation and Bank Boston, N.A., dated February 19, 1999. (2)

4.3	Amendment to Amended and Restated Preferred Shares Rights Agreement between LSI Logic Corporation and Bank Boston, N.A., dated August 16, 2001. (2)

4.5	2003 Equity Incentive Plan.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page 6).

(1)	Incorporated by reference to exhibits filed with the Company’s Form 8-A/A filed on December 8, 1998.
(2)	Incorporated by reference to exhibits filed with the Company’s Form 8-A/A filed on June 17, 2003.